As filed with the Securities and Exchange Commission on July 3, 2007
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMTECH GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	94-3171940
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

Room 1001, Tower C, Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 518057, PRC

(Address of Principal Executive Offices)

Comtech Group, Inc. 2006 Equity Incentive Plan

(Full title of the plan)

Jeffrey Kang, Chief Executive Officer
Room 1001, Tower C, Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 518057, PRC

(Name and address of agent for service)

011-86-755-267-43210

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Ave.
New York, NY 10154
Phone: (212) 407-4000
Facsimile: (212) 407-4990

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)		PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE

Common Stock	4,800,000	(3)	$16.62	$79,776,000	$2,449.12

Total	4,800,000				$2,449.12

__________________________
(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers an intermediate number of securities to be offered as a result of an adjustment from stock splits, stock dividends or similar events.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the closing price for the Common Stock on the Nasdaq on July 2, 2007
(3)	Includes shares of our common stock issuable pursuant to the Company’s 2006 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

Reoffer Prospectus: The material that follows Item 2, up to but not including Part II of this Registration Statement, of which the reoffer prospectus is a part, constitutes a "reoffer prospectus," prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of common shares which are deemed to be "control securities" or "restricted securities" under the Securities Act that have been acquired by the selling stockholders named in the reoffer prospectus.

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. The Company will also furnish without charge to each person to whom the Prospectus is delivered, upon the written or oral request of such person, a copy of other documents required to be delivered to employees pursuant to Rule 428(b). Requests should be directed to Ms. Hope Ni, Secretary, Comtech Group, Inc., Room 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nashan, Shenzhen 518057, PRC, tel. 011-86-755-2674-3210.

REOFFER PROSPECTUS

4,800,000 Shares of Common Stock

COMTECH GROUP, INC.

Common Stock $0.01 Par value Per Share

This reoffer prospectus relates to the reoffer and resale of shares of common stock of Comtech Group, Inc. (the “Company” or “Comtech”) by the selling stockholders for shares of common stock underlying the Comtech Group, Inc. 2006 Equity Incentive Plan (“2006 Equity Plan”) held or to be issued as of the date of this reoffer prospectus. Eligible participants in our 2006 Equity Plan consist of employees, directors, officers and consultants. If, subsequent to the date of this reoffer prospectus, we grant any additional awards under the 2006 Equity Plan to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders Selling stockholders consist and will consist of those eligible participants who are affiliates of our Company (as defined in Rule 405 of the Securities Act). It is anticipated that the selling stockholders will offer common stock for sale at prevailing prices on the Nasdaq Global Market on the date of sale in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will receive no part of the proceeds from sales made under this reoffer prospectus The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us. We have not previously registered the offer and sale of the shares to the selling stockholders.

We have agreed to pay the expenses in connection with the registration of these shares. Our Common Stock is traded on the Nasdaq Global Market under the symbol “COGO.”

Our principal executive office is located at Room 101, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen 518057, PRC; Telephone: 011-86-755-267-43210.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is July 3, 2007

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus and may not contain all of the information that is important to you. You should read this prospectus carefully, especially the risks of investing in our common stock, which we discuss under “Risk Factors” beginning on page 7 of this prospectus, the financial data and the related notes, and the reports included elsewhere in this prospectus, before making an investment decision.

Unless the context requires otherwise, the words “Comtech,” “we,” “us,” “our” and “our company” refer to Comtech Group, Inc. and its subsidiaries, including its PRC operating companies.

Overview

We provide customized module design solutions for a diverse set of applications and end markets, serving as a gateway for our technology component suppliers to access leading electronics manufacturers in China. Our customized module design solutions allow our customers to take advantage of technology components from reputable suppliers in an efficient and cost-effective manner, thus reducing their time-to-market and lowering their overall costs. Our close collaboration with our customers’ product development teams provides us with a unique understanding of their needs, enabling us to customize our suppliers’ technology components with module designs that meet our customers’ needs. In addition, in 2006, we began offering technology and engineering services, network system integration and related training and maintenance services to telecom equipment vendors in China and in Southeast Asia.

We are focused on the mobile handset, telecom equipment and digital media end-markets in China. In the mobile handset end-market, we provide module solutions for functionalities such as LCD, camera, power supply and Bluetooth; in the telecom equipment end-market, we provide solutions for public switched telephone network, or PSTN, switches, optical transmitters, electrical signal processors and optical signal amplifiers; and in the digital media end-market, we provide solutions for digital set-top boxes and GPS applications. Over the course of our operating history, we have worked with over 200 customers, including many of the most established manufacturers in the mobile handset, telecom equipment and digital media end-markets in China such as Zhongxing Telecommunication Equipment (ZTE), Huawei and Lenovo. In addition to these original equipment manufacturers, or OEMs, our other customers include industry participants that support these OEMs, such as subsystem designers and contract manufacturers. In developing customized module design solutions for use in our customers’ products, we collaborate closely with over 30 suppliers of technology components, including many large multinational companies such as Broadcom, JDS Uniphase and Matsushita. In addition, in October 2006, we became one of the first China-based companies to license software technology and have access to selected source codes relating to digital media applications directly from Microsoft.

Based on a customer’s specific requirements, we will propose a customized module reference design, which usually incorporates technology components from our suppliers. If the customer accepts our module reference design, it will generally agree to purchase specific components contained in our proposed design from us. However, our customers and their third-party contract manufacturers are responsible for the manufacture and assembly of the customized module based on our designs. Our business model is based on generating recurring revenue by reselling specific components required in our module reference designs. The difference between the purchase price we pay our suppliers for these components and our sales price to our customers for these components compensates us for our design, technical support and distribution services.

To further broaden and deepen the relationship with our existing customers, we began offering technology and engineering services in January 2006 to help facilitate the deployment of their products both in China as well as abroad. In addition, we continue to explore and identify new end-markets where we can leverage both our design and engineering expertise. For example, in 2006, we commenced the development of location-based search applications, particularly GPS module solutions for handsets and other mobile applications.

From 2004 to 2006, our net sales grew from RMB625.7 million to RMB1,323.6 million ($169.6 million), representing a compound annual growth rate, or CAGR, of 45.4%, and our net income grew from RMB62.2 million to RMB123.3 million ($15.8 million) during the same period, representing a CAGR of 40.8%.

Industry Background

We believe that China has emerged as a major participant in the global electronics market as outsourcing and domestic demand for electronic products, including mobile handsets, telecom equipment and digital media products, continue to grow. We also believe that China is increasingly establishing itself as one of the world’s most attractive electronics manufacturing centers, where both domestic and foreign OEMs and contract manufacturers undertake extensive design and manufacturing. We believe that several industry trends will continue to drive the growth of our target end-markets:

•	Growth of the electronics end markets in China;

•	Increasing technological complexity of electronics products;

•	Globalization of Chinese electronics manufacturers;

•	Growth of China’s role as a design and manufacturing base for global technology providers; and

•	Growing outsourcing trends.

Our Competitive Strengths

We believe that our customized module design solutions allow our customers to more effectively utilize our suppliers’ enabling technology components, which in turn allows them to better compete in their targeted end-markets. We believe our competitive strengths include:

•
Broad and diversified customer base and deep customer relationships. Our broad and diversified customer base includes many major domestic mobile handset, telecom equipment and digital consumer electronics manufacturers in China and many of their supporting subsystem suppliers.

•
Differentiated business model. We facilitate our customers’ use of technology components in their end-products, thus reducing both their time-to-market and overall costs. We do not directly charge a design fee for our customized module solutions but instead are compensated by a markup on the components recommended in our design solutions.

•
Accumulated design solutions expertise. Over the years, we have developed an extensive portfolio of design solutions we can leverage to accommodate the needs of new clients or existing clients with changed needs. As such, we are able to achieve significant design cost efficiencies by reducing the need to invest the time or resources associated with designing a new solution.

•
Strong relationships with technology components suppliers. We work closely with more than 30 technology components suppliers in the design of our customized module design solutions. Our suppliers often rely on us as a means of penetrating China-based electronics manufacturers via our existing domestic relationships.

Our Strategy

We intend to strengthen our position as a technology solution provider for customers in China’s mobile handset, telecom equipment and digital media end-markets.

•
Leverage our strong customer relationships into new opportunities. We intend to drive future revenue growth and profitability by continuing to leverage our strong customer relationships and expanding the solutions we offer to them.

•
Strengthen our design and development capabilities. To meet the changing demands facing our customers, which include increasingly shorter product life cycles, we intend to continue to improve and strengthen our in-depth and diversified solution development and design capabilities.

•
Enhance our competitiveness in new product areas through strategic alliances. We intend to broaden our product offerings by leveraging our existing design and engineering expertise as well as selectively entering into strategic alliances with third parties to complement our existing capabilities.

•
Make strategic investments and acquisitions. We intend to grow and expand our business by making strategic investments in and acquiring businesses complementary to ours that will enable us to expand the solutions we offer to our existing target customer base, and that will provide opportunities to expand into new markets.

Risk Factors

An investment in our common stock involves a high degree of risk that includes risks related to our company, the industries in which we operate, China, the ownership of our common stock and this offering, including the following specific risks:

•	We must continually develop new customized module design solutions to meet customer demands.

•
We do not have any long term purchase commitments with our customers and if they do not accept our module reference designs, we will not capitalize on the invested resources, time and effort that we expended on a project.

•
Our business greatly relies on the continued services of our principal stockholder and chief executive officer, Jeffrey Kang, who has been responsible for developing and maintaining many relationships with our key suppliers and customers.

•	We depend on a limited number of key customers and key suppliers, the loss of any of which could materially impact our business.

•	We face risks associated with any future investments, acquisitions or strategic alliances we may undertake after this offering.

•	Pressure from current or future competitors could cause our solutions to lose market acceptance or require us to significantly reduce the price of our solutions to remain competitive.

See “Risk Factors” beginning on page 7 for a more detailed description of these and other risks related to an investment in our common stock.

Our Corporate Information

Our principal executive offices are located at Suite 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen 518057, PRC, and our telephone number is 011-86-755-2674-3210. We maintain an Internet website at www.comtech.com.cn. Information contained on our website does not constitute a part of this prospectus.

THE OFFERING

Common stock outstanding prior to the offering	37,572,478 shares

Common stock being offered by Selling Stockholders	4,800,000 shares

Use of Proceeds
We will not receive any proceeds from the sale of the common stock offered in this prospectus. We will receive proceeds to the extent that options are issued pursuant to our 2006 Equity Plan and are exercised for cash. We will use the exercise proceeds, if any, for working capital and general corporate purposes.

Nasdaq Global Market Symbol	COGO

Risk Factors
The securities offered by this prospectus involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “anticipate,” “believe,” “expect,” “can,” “continue,” “could,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “should” or “will” or the negative of these terms or other comparable terminology but the absence of these words does not necessarily mean that a statement is not forward-looking. These statements are only predictions. Uncertainties and other factors, including the risks outlined in the section entitled “Risk Factors” in this prospectus supplement, may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

A variety of factors, some of which are outside our control, may cause our operating results to fluctuate significantly. They include:

•	the availability and cost of products from our suppliers incorporated into our customized module design solutions;

•	changes in end-user demand for the products manufactured and sold by our customers;

•	general and cyclical economic and business conditions, domestic or foreign, and, in particular, those in China’s mobile handset, telecom equipment and digital media industries;

•	the rate of introduction of new products by our customers;

•	the rate of introduction of enabling technologies by our suppliers;

•	changes in our pricing policies or the pricing policies of our competitors or suppliers;

•	the success of our new engineering services business;

•	our ability to compete effectively with our current and future competitors;

•	our ability to manage our growth effectively, including possible growth through strategic alliances and acquisitions;

•	our ability to enter into and renew key corporate and strategic relationships with our customers and suppliers;

•	our implementation of stock-based compensation plans;

•
changes in the favorable tax incentives enjoyed by our PRC operating companies as well as how recent changes in PRC enterprise income tax laws generally will be interpreted and enforced by the PRC tax authorities;

•	foreign currency exchange rates fluctuations;

•	adverse changes in the securities markets; and

•	legislative or regulatory changes in China.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our expectations are as of the date of this prospectus, and we do not intend to update any of the forward-looking statements after the filing date to conform these statements to actual results, unless required by law. You should, however, review the factors and risks we describe in this prospectus and the reports we file from time to time with the SEC, after the date of this prospectus.

RISK FACTORS

You should carefully consider the risks described below, in conjunction with other information and our consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision. You should pay particular attention to the fact that we conduct substantially all of our operations in China and are governed by a legal and regulatory environment that in some respects differ significantly from the environment that may prevail in other countries that you may be familiar with. Our business, financial condition or operating results could be affected materially and adversely by any or all of these risks. The trading price of our common stock could decline due to any or all of these risks, and you may lose all or part of your investment. An investment in our common stock consequently involves a high degree of risk that you should be aware of.

Risks Related to Our Business

Our operating results are substantially dependent on development of new customized module design solutions.

We may be unable to develop new customized module design solutions in a timely or cost-efficient manner, and these new solutions may fail to meet the requirements of our customers’ end-markets. If we fail to develop new solutions that help our customers respond to competitive pressures, achieve shorter time-to-market or broaden and improve their product offerings, we will lose business and our results of operations will be materially and adversely affected.

We do not have any long term purchase commitments with our customers and, accordingly, if our customers do not accept our proposed customized module design solutions or do not purchase from us the specified components contained in the proposed module reference design, our net sales will be adversely affected.

While many of our proposed customized module design solutions are accepted by our customers, there is no obligation for customers to accept our proposed solutions. We dedicate personnel, management and financial resources to research and development and technical support in developing new customized module design solutions for our customers. The time frames for most research and development projects typically range from two to 18 months. Because we do not charge a design fee for our services, but rather generate revenue through the resale of specified components contained in our proposed reference designs, if our customers do not accept our proposed designs, we will fail to capitalize on the invested resources, time and effort that we expended on a project.

Furthermore, our customers typically make purchases on a purchase order basis. Prior to submission of a purchase order, our customers are not obligated to purchase from us any quantity of specific components that we intend to sell in our proposed module reference design. Our customers may cancel or defer their purchase orders on short notice without significant penalty. Even if a customer accepts our proposed module reference design, the customer could bypass us and contract with our competitors or possibly our suppliers directly for the purchase of the specific components we otherwise had proposed to sell. The failure to accept our proposed module reference design, the loss of ongoing business from our customers or the transition away from us in favor of direct purchases from our competitors or suppliers could each result in our failure to realize potentially significant net sales.

Loss of key customers may adversely impact our net sales.

We generate the majority of our net sales from a small number of key customers, and we anticipate that a relatively small number of key customers will continue to account for a significant portion of our net sales in the foreseeable future, particularly in the telecom equipment market. In 2006, our sales to T&W, ZTE and Huawei accounted for approximately 15.9%, 8.6%, and 6.9% respectively, of our net sales. Sales to our top 10 customers represented approximately 60.4% of our net sales in 2006. Should we lose, receive reduced orders from, or experience any adverse change in our relationship with any of our key customers, or should they decide to use solutions provided by other companies, we will suffer a substantial loss in net sales.

Reliance on our suppliers, with whom we often do not have long-term supply agreements, makes us vulnerable to the loss of one or more key suppliers or the delivery capabilities of our suppliers.

We typically rely on a limited number of key suppliers, and many customized module design solutions that we develop are designed around technology components provided by our suppliers. We typically do not have long-term supply agreements or other forms of exclusive arrangements with our suppliers. In 2006, for example, Broadcom, JDS Uniphase and Matsushita, accounted for approximately 34.9%, 16.5% and 15.7%, respectively, of our cost of sales. Furthermore, although we deal with approximately ten different divisions within Matsushita, purchases of relays and connectors from Matsushita accounted for a substantial portion of our cost of sales attributable to Matsushita. If we lose a key supplier or a supplier reduces the quantity of products it sells to us, does not maintain a sufficient inventory level of products required by us or is otherwise unable to meet our demand for its components, we may have to expend significant time, effort and other resources to locate a suitable alternative supplier and secure replacement components. For example, on one prior occasion, one of our key suppliers experienced an interruption in its production capacity due to a relocation of its production facilities, which resulted in its inability to meet our quarterly supply requirements. If suitable replacement components are unavailable, we may be forced to redevelop certain of our solutions, which ultimately may not be accepted by our customers.

Furthermore, if our suppliers fail to introduce new products that keep up with new technologies, they may be surpassed by other suppliers entering the market with whom we may not have existing relationships. The costs and delays related to finding new suppliers or redeveloping solutions could significantly harm our business.

Our operating results fluctuate from quarter to quarter.

Our quarterly revenue, income and other operating results have fluctuated in the past and may fluctuate significantly in the future due to a number of factors, including the following:

•	the ability of our suppliers to meet our supply requirements;
•	the cancellation of large orders;
•	competitive pressures;
•	the time required for research and development;
•	changing design requirements resulting from rapid technology shifts; and
•	industry trends impacting the overall market for our customers’ end-products.

As a result of these and other factors, our results of operations may vary on a quarterly basis and net sales may be adversely affected from period to period. Our results of operations for a particular quarter may not be indicative of our future performance. If our operating results in a quarter fall below our expectations or the expectations of market analysts or investors, the price of our common stock is likely to decrease.

If we fail to attract and retain key personnel, particularly our chief executive officer, our business will be materially impaired and our financial condition and results of operations will suffer.

Our business greatly relies on the continued services of Jeffrey Kang, our principal shareholder and chief executive officer. Many relationships with our key suppliers and key customers have been developed by and continue to be maintained by Mr. Kang. Our future success will depend to a significant degree upon the performance and contribution of Mr. Kang and other members of our senior management team in areas including sales, research and development, information technology and finance. Therefore, our business and results of operations may be materially and adversely affected if Mr. Kang or another member of our senior management team leaves us, which they may do at any time since, as with the exception of our chief financial officer, they do not have an employment or non-compete agreement with us. In addition, we will incur additional expenses to recruit and develop senior management members if one or more of our key employees are unwilling or unable to continue his or her employment with us. We do not maintain key man life insurance covering our senior management or any of our key employees.

Our future success also depends on our ability to identify, attract, hire, train, retain and motivate highly-skilled personnel. If we cannot attract and retain the personnel we require at a reasonable cost, our cost of goods sold will increase and the profitability of our business could be negatively affected. Our business is especially dependent on sales, marketing, research and development, and services personnel. Competition in China for executive-level and skilled technical and sales and marketing personnel is strong, and recruiting, training, and retaining qualified key personnel are important factors affecting our ability to meet our growth objectives. Should key employees leave our company, we may lose both an important internal asset and net sales from customer projects in which those employees were involved.

The end-markets in which we operate are highly competitive and fragmented Competition may intensify in the future, and if we fail to compete effectively, our business will be harmed.

Pressures from current or future competitors could cause our solutions to lose market acceptance or require us to significantly reduce our sales prices to keep and attract customers. Our competitors often have longer operating histories, stronger customer and supplier relationships, larger technical staffs and sales forces, and/or greater financial, technical and marketing resources than we do. Although we believe that there are no direct competitors of any meaningful size who operate using the same business model as ours, we face indirect competition from:

Other technology component suppliers. For each project, we work with one enabling technology component supplier to compete against other enabling technology component suppliers. Consequently, we indirectly compete against our suppliers’ competitors. For example, by working with JDS Uniphase, we compete against companies such as Avanex Corp. and Bookham Inc. in supplying optical transmission module design solutions.

Component manufacturers and distributors. We compete indirectly with component manufacturers such as Epcos AG, and component distributors such as Arrow Electronics, Inc., Avnet Inc. and Memec Inc., which may seek to expand their product/service offerings to include customized module design solutions.

We may also face indirect competition from customers and suppliers. Currently many of our customers and suppliers do not focus on customized module design. If our customers or suppliers decide to devote more time and resources to in-house module design, the demand for our solutions may decline. In addition, our customers may change their procurement strategy or decide to rely on us primarily for component delivery and not for integration or design work. Similarly, component suppliers may also seek to offer their component products or modules incorporating key components from our solutions directly to our customers. The loss of customers for our customized module design solutions as a result of these competitive factors would have a material adverse effect on our business, financial condition and results of operations.

As we expand our business, we intend to develop new customized module design solutions and technological capabilities in end-markets where we do not currently have extensive experience or technological capability. Failure to develop or execute this growth strategy will have a material adverse effect on our net sales.

Prior to 2005, we derived substantially all of our net sales from our customized module design solutions provided to customers in the mobile handset and telecom equipment end-markets. In 2005, we began targeting the digital media end-market and in 2006, we began our engineering services businesses, which to date has related primarily to engineering services provided to Huawei. Our success in the digital media end-market will depend, in significant part, on our ability to continue to develop the necessary technological capability and to leverage our existing customer base that has expanded into this end-market. If we are unable to quickly develop technological expertise, increase our research and development capabilities and leverage our customer base as anticipated, our return on our investment with respect to these efforts may be lower than anticipated and our operating results may suffer. Finally, our customer base may not respond to our efforts to expand our proprietary capabilities and may be unwilling to utilize these enhanced capabilities.

We may be unable to manage rapid growth and a changing operating environment, which could adversely affect our ability to serve our customers and harm our business.

We have experienced rapid growth over the last five years, with our net sales increasing from RMB207.6 million in 2002 to RMB1,323.6 million ($169.6 million) in 2006. Our number of employees has increased from approximately 30 in 2001 to approximately 700 as of December 31, 2006. We have limited operational, administrative and financial resources, which may be inadequate to sustain our current growth rate. If we are unable to manage our growth effectively, the quality of our solutions could deteriorate and our business may suffer. As our customer base increases and we enter new end-markets, we will need to:

•	increase our investments in personnel, research and development capabilities, facilities and other operational areas;

•	continue training, motivating and retaining our existing employees, and attract and integrate new qualified employees;

•	develop and improve our operational, financial, accounting and other internal systems and controls; and

•	take enhanced measures to protect any proprietary technology or technological capability we develop.

Any failure to manage our growth successfully could distract management’s attention and result in our failure to serve our customers and harm our business.

We face risks associated with future investments or acquisitions.

An important component of our growth strategy is to invest in or acquire businesses complimentary to ours that will enable us to expand the solutions we offer to our existing target customer base, and that will provide opportunities to expand into new markets. We may be unable to identify suitable investment or acquisition candidates or to make these investments or acquisitions on a commercially reasonable basis, if at all. If we complete an investment or acquisition, we may not realize the anticipated benefits from the transaction.

Integrating an acquired company or technology is complex, distracting and time consuming, as well as a potentially expensive process. The successful integration of an acquisition would require us to:

•	integrate and retain key management, sales, research and development, and other personnel;
•	incorporate the acquired products or capabilities into our offerings both from an engineering and sales and marketing perspective;
•	coordinate research and development efforts;
•	integrate and support pre-existing supplier, distribution and customer relationships; and
•	consolidate duplicate facilities and functions and combine back office accounting, order processing and support functions.

The geographic distance between the companies, the complexity of the technologies and operations being integrated and the disparate corporate cultures being combined may increase the difficulties of combining an acquired company or technology. Acquired businesses are likely to have different standards, controls, contracts, procedures and policies, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information and other systems. Management’s focus on integrating operations may distract attention from our day-to-day business and may disrupt key research and development, marketing or sales efforts.

Our acquisition strategy also depends on our ability to obtain necessary government approvals that may be required, as described under “—Risks Related to Doing Business in China—Our acquisition strategy may be subject to SDRC approval under legislation enacted in 2004.”

Our competitive position could decline if we are unable to obtain additional financing to acquire businesses or technologies that are strategic for our success, or otherwise execute our business strategy.

We believe that our current cash and cash equivalents will be sufficient to fund our working capital and capital expenditure requirements for at least the next twelve months. However, we may need to raise additional funds to support more rapid expansion, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. We cannot assure you that additional funding will be available to us in amounts or on terms acceptable to us. If sufficient funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of acquisition opportunities, develop or enhance our services or products, or otherwise respond to competitive pressures would be significantly limited.

The unauthorized use of our module design solutions could have a material adverse impact on our net sales.

Our in-house design engineering teams develop our customized module design solutions. We typically do not have patent or other intellectual property protection for our solutions, nor do we typically have non-disclosure or confidentiality agreements with most of our suppliers or customers to keep our design specifications confidential. Suppliers or other competitors may attempt to circumvent us by selling products or providing module design solutions directly to our customers. The unauthorized use by our suppliers or other competitors of our module design solution specifications or other intellectual property in the future would result in a substantial decrease in out net sales. The validity, enforceability and scope of protection of intellectual property in China is uncertain and still evolving, and PRC laws may not protect intellectual property rights to the same extent as the laws of some other jurisdictions, such as the United States. Moreover, litigation may be necessary in the future to enforce any intellectual property rights we may establish or acquire in the future, which could result in substantial costs and diversion of our resources, and have a material adverse effect on our business, financial condition and results of operations.

We became a public company through a share exchange with a non-operating public shell company, where we were the accounting acquirer and assumed all known and unknown potential liabilities of our predecessor entity.

Our July 2004 share exchange with Trident was accounted for as a reverse merger in which Comtech Cayman was deemed the accounting acquirer and Trident, which was originally incorporated in 1917, was the legal acquirer. We have retained all the known and unknown liabilities of Trident. In addition to the current threatened litigation discussed in “Legal Proceedings” section of our Form 10-K for the fiscal year ended December 31, 2006, we cannot guarantee that other potential liability will not come to our knowledge in the future.

We depend solely upon contractual agreements with the two stockholders of Shenzhen Comtech in conducting our business through Shenzhen Comtech and Shanghai E&T and receiving payments, which may not be as effective in providing operational control as direct ownership and may be difficult to enforce. Further, if the PRC government finds these contractual agreements violate or conflict with PRC governmental regulations, our business would be materially adversely affected.

At the time of its incorporation, foreign shareholding in a commercial trading business such as Shenzhen Comtech could not exceed 65%. With subsequent PRC deregulation, foreign ownership of such a commercial trading business can now reach 100%, and approval of foreign ownership of companies in the PRC engaged in commercial trading businesses — which includes agency trade, wholesale, retail and franchise operations is now delegated to local government agencies of the PRC Ministry of Commerce. In order to exercise control over Shenzhen Comtech (a PRC operating company legally permitted to engage in a commercial trading business), without direct shareholding by us (a U.S.-listed company and therefore a foreign-invested entity), Honghui Li, our vice president, and Huimo Chen, the mother of our principal stockholder and chief executive officer, Jeffrey Kang, hold 99% and 1%, respectively, of the equity interests of Shenzhen Comtech. Honghui Li, Huimo Chen and Comtech China (BVI), our 100% directly owned subsidiary, entered into deeds on December 12, 2006 and July 14, 2005, respectively, and Honghui Li, Huimo Chen, Comtech China (BVI) and Shenzhen Comtech entered into a further agreement on April 12, 2007 (collectively, the contractual agreements). Through these contractual agreements with us, Honghui Li and Huimo Chen hold such equity interests exclusively for the benefit of Comtech China (BVI). Shenzhen Comtech, in turn owns a 60% equity interest in another of our PRC operating companies, Shanghai E&T, with the other 40% being held by Comtech China (BVI) through contractual agreements. Honghui Li, Shenzhen Comtech and Comtech China entered into deeds on 12 December 2006, and Honghui Li, Shenzhen Comtech, Comtech China and Shanghai E&T entered into a further agreement on 12 April 2007 (collectively, the contractual agreements). Under these contractual agreements, Shenzhen Comtech owns a 35% equity interest in Shanghai E&T for the benefit of Comtech China (BVI) and Honghui Li owns a 5% equity interest in Shanghai E&T for the benefit of Comtech China (BVI). While we do not have any equity interest in Shenzhen Comtech and Shanghai E&T, through these contractual agreements, we enjoy voting control and are entitled to the rights and interests associated with their equity interest in Shenzhen Comtech and Shanghai E&T. In addition, Comtech China (BVI) or its designee enjoys an option under the contractual agreements to purchase the equity interest in Shenzhen Comtech and Shanghai E&T to the extent permitted by PRC law. To secure the performance of their respective obligations under these respective contractual agreements, each shareholder of Shenzhen Comtech and Shanghai E&T has agreed to pledge their equity interest in these two companies to Comtech China (BVI). These contractual agreements may not be as effective in providing us with substantial control over Shenzhen Comtech and Shanghai E&T as direct ownership because we rely solely on the performance of Honghui Li, Huimo Chen, Shenzhen Comtech and Shanghai E&T under the contractual agreements. If they fail to perform their respective obligations under the contractual agreements, we may have to incur substantial costs and resources to enforce such agreements and may not be able to do so in any case. Further, the profits of Shenzhen Comtech and Shanghai E&T may not be able to be remitted outside China due to foreign exchange controls. Also, we must rely on legal remedies under applicable laws, which may not be as effective as those in the United States. Because we rely on Shenzhen Comtech and Shanghai E&T in conducting our business operations in China, the realization of any of these risks relating to our corporate structure could result in a material disruption of our business, diversion of our resources and the incurrence of substantial costs, any of which could materially and adversely affect our operating results and financial condition.

In the opinion of our PRC counsel, Horizon Law Firm, the ownership structure of Shenzhen Comtech and the contractual agreements among Comtech China, Honghui Li, Huimo Chen and Shenzhen Comtech and that of Shanghai E&T and the contractual agreements among Comtech China, Comtech Shenzhen, Honghui Li and Shanghai E&T do not violate existing PRC laws, rules and regulations. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including but not limited to the laws and regulations governing the validity and enforcement of these contractual agreements. Accordingly, we cannot assure you that PRC regulatory authorities will not determine that these contractual agreements violate or conflict with PRC laws or regulations.

If we or our PRC operating companies, Shenzhen Comtech and Shanghai E&T, are found to violate any existing or future PRC laws or regulations, the relevant regulatory authorities will have broad discretion in dealing with such violation, which would cause significant disruptions to our business operations or render us unable to conduct our business operations and may materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Industry

Our inability to respond quickly and effectively to rapid technological advances and market demands would adversely impact our competitive position and our results of operations.

Historically, we have focused on the mobile handset, telecom equipment and digital media end-markets in China. The mobile handset, telecom equipment and digital media end-markets are characterized by rapid technological advances, intense competition, frequent introduction of new products and services and consumer demand for greater functionality, lower costs, smaller products and better performance. We must constantly seek out new products and develop new solutions to maintain in our portfolio. We have experienced and will continue to experience some solution design obsolescence. We expect our customers’ demands for improvements in product performance to increase, which means that we must continue to improve our design solutions and develop new solutions to remain competitive and grow our business. Our failure to compete successfully for customers will result in price reductions, reduced margins or loss of market share, any of which would harm our business, results of operations and financial condition.

A large portion of our net sales currently comes from sales to manufacturers in the cyclical mobile handset, telecom equipment and digital media end-markets and cyclical downturns could harm our operating results.

The mobile handset and telecom equipment end-markets in particular are highly cyclical and have experienced severe and prolonged downturns, often in connection with maturing product cycles and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. The impact of slowing end-customer demand may be compounded by higher than normal levels of equipment and inventories among our customers and our customers’ adjustments in their order levels, resulting in increased pricing pressure. The digital media industry may also experience cyclical fluctuations, as well as fluctuations relating to how quickly certain new digital media products and technologies are adopted by the market.

In addition, our recent and significant growth in net sales resulted, in large part, from the high growth in sales of products manufactured by domestic mobile handset, telecom equipment and digital consumer electronics manufacturers in China. These domestic manufacturers may not continue to grow their sales at historical levels, if at all. The stagnation or reduction in overall demand for mobile handset and telecom equipment products would materially affect our results of operations and financial condition.

The mobile handset end-market is characterized by a short product lifecycle, making time-to-market and sensitivity to customer needs critical to our success and our failure to respond will harm our business.

Mobile handsets typically have a lifecycle of approximately six to 12 months before the technology becomes obsolete. Time-to-market, both with respect to our customers’ ability to supply consumers with timely and marketable products and our ability to provide our customers with a wide array of latest generation customized module design solutions, is critical to our success. As design cycles in the industry shorten, we face logistical challenges in providing our solutions in an increasingly shorter timeframe. If we are unable to respond to the shortened lifecycles and time-to-market, our business will suffer

Risks Related to Doing Business in China

There are substantial risks associated with doing business in China, including those set forth in the following risk factors.

Our operations may be adversely affected by China’s economic, political and social conditions.

Substantially all of our operations and assets are located in China and substantially all of our net sales are derived from our operations in China. Accordingly, our results of operations and future prospects are subject to economic, political and social developments in China. In particular, our results of operations may be adversely affected by:

•	changes in China’s political, economic and social conditions;
•	changes in policies of the government or changes in laws and regulations, or the interpretation of laws and regulations;
•	changes in foreign exchange regulations;
•	measures that may be introduced to control inflation, such as interest rate increases; and
•	changes in the rate or method of taxation.

The PRC economy has historically been a planned economy. The majority of productive assets in China are still owned by various levels of the PRC government. In recent years the government has implemented economic reform measures emphasizing decentralization, utilization of market forces in the development of the economy and a high level of management autonomy. Such economic reform measures may be inconsistent or ineffectual, and we may not benefit from all such reforms. Furthermore, these measures may be adjusted or modified, possibly resulting in such economic liberalization measures being applied inconsistently from industry to industry, or across different regions of the country.

In the past twenty years, China has been one of the world’s fastest growing economies in terms of gross domestic product, or GDP. This growth may not be sustainable. Moreover, a slowdown in the economies of the United States, the European Union and certain Asian countries may adversely affect economic growth in China which depends on exports to those countries. Our financial condition and results of operations, as well as our future prospects, would be materially and adversely affected by an economic downturn in China.

The discontinuation of the preferential tax treatments currently available to some of our PRC operating companies could materially adversely affect our results of operations.

Our results of operations may be adversely affected by changes to or expiration of preferential tax treatments currently enjoyed by some of our PRC operating companies. The statutory tax rate generally applicable to Chinese companies is 33% through 2007, and 25% from January 1, 2008 under the new tax law described below. However, as a result of certain pre-existing preferential tax incentives, our operations have been subject to relatively low tax liabilities. Tax that would otherwise have been payable without preferential tax treatment amounted to approximately RMB34.4 million ($4.4 million) in 2006. For additional details regarding these tax incentives, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxation.”

On March 16, 2007, the National People’s Congress of China passed the PRC Enterprise Income Tax Law, which will take effect as of January 1, 2008. In accordance with the new law, a unified enterprise income tax rate of 25% and unified tax deduction standards will be applied equally to both domestic-invested enterprises and foreign-invested enterprises. Enterprises established prior to March 16, 2007 eligible for preferential tax treatment in accordance with currently prevailing tax laws and administrative regulations shall, under the regulations of the State Council, gradually become subject to the new tax rate over a five-year transition period starting from January 1, 2008, the effective date of the new law. We expect details of the transitional arrangement for the five-year period from January 1, 2008 to December 31, 2012 applicable to enterprises approved for establishment prior to March 16, 2007 to be set out in more detailed implementing rules to be adopted in the future. Any increase in our effective tax rate as a result of the above may adversely affect our operating results. However, details regarding implementation of this new law are expected to be provided in the form of one or more implementing regulations to be promulgated by the PRC government and the timing of the issuance of such implementing regulations is currently unclear.

The telecom equipment market is extensively regulated in China.

The telecom equipment end-market accounted for 34.4% of our net sales in 2006. China’s telecommunications industry is heavily regulated. The Ministry of Information Industry, which is the primary telecommunications industry regulator in China, is responsible for formulating policies and regulations for the telecommunications industry including on matters such as tariffs and service quality, granting telecommunications licenses, allocating frequency spectrum and numbers, formulating interconnection and settlement arrangements between telecommunications operators, and enforcing industry regulations. Telecommunications operators are subject to various regulatory requirements and failure to comply with such requirements may subject them to mandatory penalties or other punitive measures, any of which could have a material adverse effect on their operations and financial condition. Changes in regulations affecting the business of telecommunication operators could adversely affect the telecom equipment end-market for our solutions, which would materially harm our business.

PRC government control of currency conversion may affect our ability to meet foreign currency obligations.

Because the majority of our net sales are denominated in Renminbi, any restrictions on currency exchange may limit our ability to use revenue generated in Renminbi to meet our foreign currency obligations, such as settling the purchase of materials which may be denominated in U.S. dollars. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), or the Rules, as amended. Under the Rules, once certain procedural requirements are met, Renminbi is convertible for current account transactions, including trade and service-related foreign exchange transactions and dividend payments, but not for capital account transactions, including direct investment, loans or investments in securities outside China, without prior approval of the PRC State Administration of Foreign Exchange, or SAFE, or its local counter-parts. Since a significant amount of our future revenues will continue to be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in China to fund our business activities outside of China, if any, or expenditures denominated in foreign currencies, or our ability to meet our foreign currency obligations, which could have a material adverse effect on our business, financial condition and results of operations. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of Renminbi with respect to foreign exchange transactions.

Recent PRC regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, promulgated regulations that require PRC residents and PRC corporate entities to register with and obtain approvals from relevant PRC government authorities in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents in connection with our prior and any future offshore acquisitions.

The SAFE regulation required registration by March 31, 2006 of direct or indirect investments previously made by PRC residents in offshore companies prior to the implementation of the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies on November 1, 2005. If a PRC shareholder with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries, and may be prohibited from receiving capital contributions, shareholder loan or other payments from our offshore parent company, and may be further prohibited from making payments to or receiving payments from other overseas entities. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

Some of our PRC resident shareholders may not have completed their registration with SAFE under the SAFE regulation, in part, due to confusion over the application of the SAFE regulation to our company. For example, in 2005, some of our PRC resident shareholders attempted to register with SAFE in Shenzhen under predecessor regulations to the SAFE regulation, but were informed by Shenzhen SAFE that the regulation did not apply to them. These PRC resident stockholders did not realize they were required to register under the new SAFE regulations. Further, even if our PRC resident stockholders do apply for SAFE registration, they may not be able to obtain such registration at the discretion of SAFE due to various reasons including their failure to comply with the retroactive SAFE registration requirement prior to March 31, 2006, the statutorily prescribed deadline for compliance. The failure or inability of our PRC resident stockholders to obtain any required approvals or make any required registrations may subject us to fines and legal sanctions, prevent us from being able to make distributions or pay dividends, or to receive capital contributions or shareholder loans or other payments, or to utilize all or a portion of the proceeds from this offering within China, as a result of which our business operations and our ability to distribute profits to you or capitalize our operations in China could be materially and adversely affected.

Our acquisition strategy may be subject to SDRC approval under legislation enacted in 2004.

The State Development and Reform Commission, or SDRC, promulgated a regulation in 2004 that requires SDRC approval in connection with direct or indirect offshore investment activities by individuals who are deemed as PRC residents and PRC corporate entities. This regulation may apply to our future offshore or cross-border acquisitions, as well as to the equity interests in offshore companies held by our PRC stockholders who are deemed as PRC residents. We intend to make all required application and filings, and will require the stockholders of the offshore entities in our corporate group who are deemed as PRC residents to make the application and filings, as required under the regulation and under any implementing rules or approval practices that may be established under this regulation. However, because this regulation lacks implementing rules, approval precedents or reconciliation with other approval requirements, it remains uncertain how this regulation, and any future legislation concerning offshore or cross-border transactions, will be interpreted and implemented by the relevant governmental authorities. The approval criteria by SDRC agencies for outbound investment by PRC residents are not provided under this regulation or other SDRC regulations. Accordingly, we cannot provide any assurances that we will be able to comply with, qualify under or obtain any approval as required by this regulation or other related legislations. Our failure or the failure of our PRC resident stockholders to obtain SDRC approvals may restrict our ability to acquire a company outside of China or use our entities outside of China to acquire or establish companies inside of China, which could negatively affect our business and future prospects.

PRC laws and our corporate structure may restrict our ability to receive dividends and payments from, and transfer funds to, our PRC operating companies, which may negatively affect our results of operations and restrict our ability to act in response to changing market conditions.

Substantially all of our operations are conducted through our PRC operating companies. The ability of our PRC operating companies to make dividend and other payments to us may be restricted by factors such as changes in applicable foreign exchange and other laws and regulations. For example, under the SAFE regulations discussed in the previous risk factor, the foreign exchange activities of our present or prospective PRC subsidiaries are conditioned upon the compliance with the SAFE registration requirements by the shareholders of our offshore entities who are PRC residents. Failure to comply with these SAFE registration requirements may substantially restrict or prohibit the foreign exchange inflow to and outflow from our PRC subsidiaries, namely Comtech Communications, Comtech Software, Viewtran Technology (Shenzhen) Co., Limited (Viewtran PRC), Shenzhen Huameng Software Company Limited (Huameng PRC) and Comloca Technology (Shenzhen) Company Limited (Comloca PRC), including, remittance of dividends and foreign-currency- denominated borrowings by these PRC subsidiaries. In addition, our PRC operating companies are required, where applicable, to allocate a portion of their net profit to certain funds before distributing dividends, including at least 10% of their net profit to certain reserve funds until the balance of such fund has reached 50% of their registered capital. These reserves can only be used for specific purposes, including making-up cumulative losses of previous years, conversion to equity capital, and application to business expansion, and are not distributable as dividends. The net profit available for distribution from our PRC operating companies is determined in accordance with generally accepted accounting principles in China, which may materially differ from a determination performed in accordance with U.S. GAAP. As a result, we may not receive sufficient distributions or other payments from these entities to enable us to make dividend distributions to our stockholders in the future, even if our U.S. GAAP financial statements indicate that our operations have been profitable.

We do not directly own the equity interest in Shenzhen Comtech, which accounted for approximately 7.1% of our net sales in 2006, or Shanghai E&T, which is 60% owned by Shenzhen Comtech and 40% by Comtech China through contractual agreements with Shenzhen Comtech and Honghui Li respectively, and which accounted for approximately 6.5% of our net sales in 2006. Honghui Li and Huimo Chen, the shareholders of Shenzhen Comtech, have contractually agreed, among others things, to apply all dividends or other payments they receive from Shenzhen Comtech to payments to our 100% directly owned subsidiary, Comtech China, or its designated entities, for valid and valuable consideration and to the extent permitted by applicable PRC law, including PRC foreign exchange law. PRC law and regulatory requirements would currently restrict the ability of the shareholders of Shenzhen Comtech, based solely upon the contractual agreement, to directly apply the dividends, the profits, the proceeds or other payments they receive from Shenzhen Comtech in U.S. dollars to payments to Comtech China or in Renminbi to Comtech China’s designated entities in China. For example, the PRC foreign exchange authorities would have discretion to review the adequacy of the consideration given in exchange for the application of any dividends, the profits, proceeds or payments from Shenzhen Comtech to Comtech China. If Honghui Li and Huimo Chen fail to apply such dividends or other payments received from Shenzhen Comtech, which might include profit distributions from Shanghai E&T to Shenzhen Comtech, to payments to Comtech China or its designated entities, our financial condition would be negatively affected. Apart from the dividend distribution from our PRC subsidiaries to us, the transfer of funds from our company to our PRC operating companies, either as a shareholder loan or as an increase in registered capital or otherwise, is subject to registration or approval with or by PRC governmental authorities, including the relevant administration of foreign exchange and/or other relevant examining and approval authorities. These limitations on the free flow of funds between us and our PRC operating companies may restrict our ability to act in response to changing market conditions.

Fluctuations in exchange rates could adversely affect our business.

Because a substantial majority of our earnings and cash assets are denominated in Renminbi, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value any dividend we may issue after this offering that will be exchanged into U.S. dollars and earnings from and the value of any U.S. dollar-denominated investments we make in the future. In addition, a depreciation of the Renminbi relative to the U.S. dollar would have the effect of reducing our U.S dollar-translated net sales and increasing the debt servicing requirements for our U.S. dollar-denominated debt. On the other hand, the appreciation of the Renminbi would make our customers’ products more expensive to purchase outside of China because many of our customers are involved in the export of goods, which could adversely affect their sales, thereby eroding our customer base and adversely affecting our results of operations.

Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although currently the Renminbi exchange rate versus the U.S. dollar is restricted to a rise or fall of no more than 0.3% per day and the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, the PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited and we may not he able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

The legal system in China has inherent uncertainties that may limit the legal protections available to you as an investor or to us in the event of any claims or disputes with third parties.

The legal system in China is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the central government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. As China’s foreign investment laws and regulations are relatively new and the legal system is still evolving, the interpretation of many laws, regulations and rules is not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit the remedies available to you as an investor and to us in the event of any claims or disputes with third parties. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

The approval of the Chinese Securities Regulatory Commission may be required in connection with this offering under a recently adopted PRC regulation, and if required, we cannot currently predict whether we will be able to obtain such approval.

On August 8, 2006, six PRC regulatory agencies, including the Chinese Securities Regulatory Commission, or CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, requires offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. We believe, based on the advice of Horizon Law Firm, our PRC counsel, that this regulation does not apply to us or this offering and that CSRC approval is not required because such acquisition was completed long before September 8, 2006 when the new regulation became effective. On September 21, 2006, the CSRC published a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. In the opinion of Horizon Law Firm, the new notice does not contradict its interpretation of the new regulation, nor does it add greater clarity to the applicability of the new regulation to us. Based on the advice we have received from our PRC counsel, we do not intend to seek CSRC approval in connection with this offering.

Since the new regulation has only recently been adopted, there may be some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or other PRC regulatory body subsequently determines that the CSRC’s approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operation privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends by Comtech China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable to us, to halt this offering before settlement and delivery of the shares being offered by us.

You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management.

Substantially all of our operations and assets are located in China. In addition, most of our directors, executive officers and some of the experts named in this document reside within China, and many of the assets of these persons are also located within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these directors or executive officers or some of the experts named in this document, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC legal counsel, Horizon Law Firm, has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of court judgments. As a result, recognition and enforcement in China of judgments of a court of the United States or any other jurisdiction, including judgments against us or our directors, executive officers, or the named experts, may be difficult or impossible.

We face risks related to health epidemics and outbreaks of contagious diseases, including avian influenza and Severe Acute Respiratory Syndrome, or SARS.

Our business could be adversely affected by the effects of avian influenza, SARS or other epidemics or outbreaks of contagious diseases. There were recent reports of outbreaks of a highly pathogenic avian influenza, or avian flu, caused by the H5N1 virus in certain regions of Asia and Europe. In 2005 and 2006, there were reports on the occurrences of avian flu in various parts of China, including some confirmed human cases. A major outbreak of avian flu in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, particularly in Asia. Additionally, a recurrence of SARS, a highly contagious form of atypical pneumonia, similar to the occurrence in 2003 which affected China, Hong Kong, Taiwan, Singapore, Vietnam and certain other countries, would also have similar adverse effects. Since all of our operations and substantially all of our customers and suppliers are based in Asia, an outbreak of avian flu, SARS or other contagious diseases in China, other places in Asia or elsewhere, or the perception that such outbreaks could occur, and the measures taken by the governments of countries affected, would adversely affect our business, financial condition or results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreaks of avian flu, SARS or any other epidemics.

Risks Related to Our Common Stock

Our principal shareholder and chief executive officer beneficially owns a substantial amount of our common stock. As a result, the trading price for our shares may be depressed due to market perception that our principal shareholder and chief executive officer will be able to take actions that may be adverse to your interests.

Jeffrey Kang, our principal shareholder and chief executive officer, directly and through entities he controls, currently beneficially owns approximately 32.8% of our issued and outstanding common stock. This significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive a disadvantage in owning shares in a company with only one or very few controlling shareholders. Furthermore, Mr. Kang has the ability to significantly influence the outcome of all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. This concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if such a change of control would benefit you.

Failure to comply with recently enacted changes in securities laws and regulations could adversely affect our stock price.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, public companies are required to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-K and the public accounting firm auditing a company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. If we are unable in the future to conclude that we have effective internal controls over financial reporting, or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of future year ends, as required by Section 404 of the Sarbanes-Oxley Act, we could experience delays or inaccuracies in our reporting of financial information, or non-compliance with SEC reporting and other regulatory requirements. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, adversely affect our stock price.

The trading prices of our shares have been and are likely to continue to be volatile, which could result in substantial losses to you.

The trading prices of our shares have been and are likely to continue to be volatile. Since January 1, 2005, the trading price of our shares on the Nasdaq Global Market has ranged from $4.63 to $19.89 per share, and the last reported sale price on June 20, 2007 was $16.61 per share. The trading prices of our shares could fluctuate widely in response to factors beyond our control. In particular, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our shares. In recent years, a number of PRC companies have listed their securities, or are in the process of preparing for listing their securities, on U.S. stock markets. Some of these companies have experienced significant volatility, including significant price declines after their initial public offerings. The trading performances of these PRC companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards PRC companies listed in the United States and consequently may impact the trading performance of our shares. In addition, in late February 2007, the securities markets in the United States, China and other countries experienced the largest decline in share prices since September 2001. These broad market and industry factors may significantly affect the market price and volatility of our shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our shares may be highly volatile for specific business reasons. In particular, factors such as variations in our revenues, earnings and cash flow, announcements of new investments, cooperation arrangements or acquisitions or sales of large blocks of our shares, could cause the market price for our shares to change substantially. Any of these factors may result in large and sudden changes in the volume and trading price of our shares. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on our financial condition and results of operations.

Future sales of shares could have an adverse effect on the market price of our common stock.

A significant portion of our shares are held by a small number of shareholders. Historically, trading volume of our shares has been relatively low. Sales by our current shareholders of a substantial number of shares could significantly reduce the market price of our common stock. These sales could also impede our ability to raise future capital.

As of June 15, 2007, we had 38,247,478 shares of common stock outstanding, most of which shares may be sold in the public market subject to, with respect to shares of common stock held by affiliates and shares issued between 12 and 24 months ago, the volume restrictions and/or manner of sale requirements of Rule 144 under the Securities Act. These shares are freely tradable without restriction or further registration, subject to the related prospectus delivery requirements.

As of June 15, 2007, we had stock options outstanding to purchase an aggregate of 1,428,519 shares of common stock and warrants outstanding to purchase 25,925 shares of our common stock. To the extent that the options and warrants are exercised, they may be exercised at prices below the price of our shares of common stock on the public market, resulting in a significant number of shares entering the public market and the dilution of our common stock. In addition, in the event that any future financing should be in the form of securities convertible into, or exchangeable for, equity securities, investors may experience additional dilution upon the conversion or exchange of such securities.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

The selling stockholders are offering up to 4,800,000 shares of our common stock under this prospectus. We will not receive any proceeds from the sale of the common stock by the selling stockholders We will not receive any proceeds from the issuance of our Common Stock to the selling stockholders other than the exercise price of any options that are exercised by the selling stockholders, the proceeds of which we expect to use for working capital purposes.

SELLING STOCKHOLDERS

Included below are the total number of shares of our common stock and the total number of shares of common stock assuming the exercise of all options owned by the selling stockholders and registered hereunder. Except as indicated, the selling stockholders are offering all of the shares of common stock owned by them or received by them upon the exercise of the options.

Because the selling stockholders may offer all or part of the shares of common stock currently owned or the shares of common stock received upon exercise of the options, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares or options that will be held upon termination of this offering. The shares of common stock currently owned and the shares of common stock received upon exercise of the options or warrants offered by this reoffer prospectus may be offered from time to time by the selling stockholders named below.

Up to 4,800,000 shares of common stock issued pursuant to stock awards or the exercise of stock options by officers, directors, employees or consultants who are eligible to participate in the Comtech Group, Inc. 2006 Equity Plan may be sold pursuant to this reoffer prospecuts. Eligibility to participate in the 2006 Equity Plan is available to our officers, directors, employees and consultants, as well as the officers, directors, employees and consultants of any of our subsidiaries including their subsidiaries, as determined solely by the compensation committee of the board of directors.

Of the 4,800,000 shares or options eligible for grant pursuant to the 2006 Equity Plan, 61,314 shares of common stock have been awarded as of the date of this prospectus. Information relating to individual selling stockholders for stock awards and options granted following the effective date of this prospectus will be included supplementally. The following table contains information for selling stockholders offering 61,314 shares pursuant to the 2006 Equity Plan.

Selling Stockholder	Number of Shares Beneficially Owned Prior to this Offering(1)		Number of Shares Offered Hereby	Number of Shares Owned After this Offering Assuming All Shares Offered Hereby are sold	Percentage of Ownership After this Offering (%)
Hope Ni (2)	205,000	(2)	55,000	150,000	*
Amy Kong (3)	2,602	(3)	2,602	--	*
Q.Y. Ma (4)	11,301	(4)	1,301	10,000	*
Frank Zheng (5)	8,801	(5)	1,301	7,500	*
Mark Hauser	122,127		1,110	121,017	*

* - Represents beneficial ownership of less than one percent of our outstanding shares.

(1) Beneficial ownership is determined in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (SEC). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 15, 2007 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 38,247,478 shares of common stock outstanding as of June 15, 2007.
(2) Ms. Ni is our Chief Financial Officer, Secretary and Director. Includes (a) 100,000 shares issuable upon exercise of currently exercisable stock options, (b) 50,000 shares owned by Ms. Ni and (c) 55,000 restricted shares granted to Ms Ni but not yet reflected in our stock register.
(3) Ms. Kong is a member of our board of directors. Represents 2,602 restricted shares granted to Ms. Kong but not yet reflected in our stock register.
(4). Mr. Ma is a member of our board of directors. Includes (a) 10,000 shares issuable upon exercise of currently exercisable stock options and (b) 1,301 restricted shares granted to Mr. Ma but not yet reflected in our stock register.
(5) Mr. Zheng is a member of our board of directors. Includes (a) 7,500 shares issuable upon exercise of currently exercisable stock options and (b) 1,301 restricted shares granted to Mr. Zheng but not yet reflected in our stock register.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

(i)	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

(ii)	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(iii)	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(iv)	an exchange distribution in accordance with the rules of the applicable exchange;

(v)	privately negotiated transactions;

(vi)	short sales;

(vii)	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

(viii)	a combination of any such methods of sale; and

(ix)	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. At the time a particular offer of shares is made by the selling stockholders, to the extent required, a prospectus will be distributed. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the shares of our common stock offered hereby by us and to be offered hereby have been passed upon for us by Stein, Sperling, Bennett, De Jong, Driscoll & Greenfeig, P.C.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement on Form S-8. The prospectus is prepared in accordance with the requirements of Part I of Form S-3 and General Instruction C of the instructions to Form S-8. The SEC allows this filing to “incorporate by reference” information that the Company previously has filed with the SEC. This means the Company can disclose important information to you by referring you to other documents that it has filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and information that the Company files later will automatically update and may supersede this information. For further information about the Company and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 16, 2007;
(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed with the SEC on May 10, 2007;
(c)	The Company’s Current Report on Form 8-K, dated February 8, 2007, filed with the SEC on February 8, 2007;
(d)	The Company’s Current Report on Form 8-K, dated March 15, 2007, filed with the SEC on March 15, 2007;
(e)	The Company’s Current Report on Form 8-K, dated April 23, 2007, filed with the SEC on April 23, 2007;
(f)	The Company’s Current Report on Form 8-K dated April 27, 2007, filed with the SEC on April 27, 2007;
(g)	The Company’s Current Report on Form 8-K dated May 10, 2007, filed with the SEC on May 10, 2007;
(h)
The description of the Company’s common stock contained in the Registration Statement on Form S-3, SEC File No. 333-141723, filed March 30, 2007, as amended on April 12, 2007, together with any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company subsequent to those listed above with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and number: Comtech Group, Inc., Attention: Secretary, Room 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen 5180 PRC; telephone: 011-86-755-2674-3210. We will provide copies of all documents requested (not including exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

WHERE YOU CAN FIND MORE INFORMATION

Comtech Group, Inc., is subject to the informational requirements of the Securities Act of 1934 and, accordingly, files registration statements and other information with the SEC. You may obtain these documents electronically through the SEC’s website at http://www.sec.gov. You may also obtain copies of this information by mail from the Public Reference Room at: U.S. Securities and Exchange Commission at 100 F. Street, NE, Washington, D.C. 20549-0102. Fax: (202) 777-1027. Comtech’s filings with the SEC are also available from commercial document retrieval services. Information contained on our web site should not be considered part of this prospectus. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). Please direct any requests for copies to:

Comtech Group, Inc.
Room 1001, Tower C, Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 5180 PRC
011-86-755-2674-3210

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Comtech Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commision”) are incorporated by reference in this Registration Statement.

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 16, 2007;
(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed with the SEC on May 10, 2007;
(c)	The Company’s Current Report on Form 8-K, dated February 8, 2007, filed with the SEC on February 8, 2007;
(d)	The Company’s Current Report on Form 8-K, dated March 15, 2007, filed with the SEC on March 15, 2007;
(e)	The Company’s Current Report on Form 8-K, dated April 23, 2007, filed with the SEC on April 23, 2007;
(f)	The Company’s Current Report on Form 8-K dated April 27, 2007, filed with the SEC on April 27, 2007;
(g)	The Company’s Current Report on Form 8-K dated May 10, 2007, filed with the SEC on May 10, 2007;
(h)
The description of the Company’s common stock contained in the Registration Statement on Form S-3, SEC File No. 333-141723, filed March 30, 2007, as amended on April 12, 2007, together with any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). Please direct any requests for copies to:

Comtech Group, Inc.
Room 1001, Tower C, Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 5180 PRC
011-86-755-2674-3210

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the maximum extent required or permitted by Maryland law. Our bylaws permit us to indemnify any person made or threatened to be made a party to an action, suit or proceeding, whether, civil, criminal, administrative or investigative, by reason of the fact that such person, at our request, is or was a director or officer of another corporation, against the liabilities, costs and expenses of every kind actually and reasonably incurred by him as a result of such action, suit or proceeding, or any threat thereof or any appeal thereon, to the full extent required or permitted under applicable common or statutory law, state or federal. This indemnity is exclusive of other rights to which such person may be entitled.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Description

4.1
Amended Articles of Restatement of the Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission on April 15, 1997.)

4.2	Amendments to Articles of Incorporation. (Incorporated by reference to the Registration Statement on Form S-1 filed on December 23, 2004, and subsequently amended on February 2, 2005.)

4.3	Bylaws. (Incorporated by reference to the Registration Statement on Form S-1 filed on December 23, 2004, and subsequently amended on February 2, 2005.)

4.4	Specimen Stock Certificate. (Incorporated by reference to the Registration Statement on Form S-1 filed on December 23, 2004, and subsequently amended on February 2, 2005.)

4.5	2006 Equity Incentive Plan. (Incorporated by reference to Exhibit A to our Schedule A filed with the Securities and Exchange Commission on December 1, 2006.)

5.1	Opinion of Stein, Sperling, Bennett, De Jong, Driscoll & Greenfeig, P.C.

23.1	Consent of KPMG.

23.2	Consent of Deloitte Touche Tohmatsu, Independent Registered Public Accounting Firm.

23.3	Consent of Stein, Sperling, Bennett, De Jong, Driscoll & Greenfeig, P.C. (included in Exhibit 5.1)

Item 9. Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the foregoing paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, provided, however, that no statement made in a Registration Statement or incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

(i) The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(ii) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(iii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iv) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(v) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 28, 2007.

COMTECH GROUP, INC.

By:	/s/ Jeffrey Kang

Name: Jeffrey Kang Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Date: June 28, 2007	/s/ Jeffrey Kang
Jeffrey Kang Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

Date: June 28, 2007	/s/ Hope Ni
Hope Ni Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)

Date: June 28, 2007	/s/ Amy Kong
Amy Kong Director

Date: June 28, 2007	/s/ Q.Y. Ma
Q.Y. Ma Director

Date: June 28, 2007	/s/ Frank Zheng
Frank Zheng Director

EXHIBIT INDEX

Exhibit Number	Description

4.1
Amended Articles of Restatement of the Articles of Incorporation. (Incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission on April 15, 1997.)

4.2	Amendments to Articles of Incorporation. (Incorporated by reference to the Registration Statement on Form S-1 filed on December 23, 2004, and subsequently amended on February 2, 2005.)

4.3	Bylaws. (Incorporated by reference to the Registration Statement on Form S-1 filed on December 23, 2004, and subsequently amended on February 2, 2005.)

4.4	Specimen Stock Certificate. (Incorporated by reference to the Registration Statement on Form S-1 filed on December 23, 2004, and subsequently amended on February 2, 2005.)

4.5	2006 Equity Incentive Plan. (Incorporated by reference to Exhibit A to our Schedule A filed with the Securities and Exchange Commission on December 1, 2006.)

5.1	Opinion of Stein, Sperling, Bennett, De Jong, Driscoll & Greenfeig, P.C.

23.1	Consent of KPMG.

23.2	Consent of Deloitte Touche Tohmatsu, Independent Registered Public Accounting Firm.

23.3	Consent of Stein, Sperling, Bennett, De Jong, Driscoll & Greenfeig, P.C. (included in Exhibit 5.1)